EXHIBIT 23.1

INDEPENDENT AUDITORS’ CONSENT

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 relating to the Tully’s Coffee Corporation Second Amended and Restated 1994 Stock Option Plan and the 1999 Employee Stock Purchase Plan, of our report dated June 26, 2003, appearing in the Annual Report on Form 10-K of Tully’s Coffee Corporation for the year ended March 30, 2003.

/s/ Moss Adams LLP

Seattle, Washington

November 10, 2003